August 15, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington DC 20549

Ladies and Gentleman:

We have read the statements made by Sungame Corp. in Item 4.02 “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” of the Current Report on Form 8-K dated August 15, 2014 and are in agreement with the statements contained in such Item 4.02 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

 Cutler & Co., LLC